Exhibit 99.1

Walgreens Boots Alliance Recommends Stockholders Reject Mini-Tender Offer by TRC Capital Corporation

DEERFIELD, Ill., 20 November 2017 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced it has received notice of an unsolicited mini-tender offer by TRC Capital Corporation to purchase up to 2 million shares of Walgreens Boots Alliance common stock at a price of $67.88 per share in cash. TRC Capital’s offering price is 4.38 percent below the closing price per share of Walgreens Boots Alliance common stock on 10 November 2017, the last trading day prior to the date of the offer to purchase, and 4.73 percent below the closing price of Walgreens Boots Alliance common stock on 17 November 2017, the last trading day prior to the date of this news release. The offer is for approximately 0.198 percent of the common shares outstanding as of 30 September 2017.

Walgreens Boots Alliance does not endorse TRC Capital’s unsolicited mini-tender offer and recommends that stockholders do not tender their shares in response to the offer because the offer is at a price below the current market price for Walgreens Boots Alliance shares and is subject to numerous conditions. Walgreens Boots Alliance is not associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

TRC Capital has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protection as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html.

Walgreens Boots Alliance urges investors to obtain current market quotations for their shares, review the conditions to the offer, consult with their broker or financial advisor and exercise caution with respect to TRC Capital’s offer. Walgreens Boots Alliance recommends that stockholders who have not responded to TRC Capital’s offer take no action. Stockholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer by following the procedures described in TRC Capital’s offering documents. The offer is currently scheduled to expire at 12:01 a.m. New York City time on Wednesday 13 December 2017. TRC Capital may extend the offering period at its discretion.

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

Walgreens Boots Alliance encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

The company ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2017, using publicly available information for AmerisourceBergen.

**	For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen

(WBA-GEN)

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44(0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

Walgreens Boots Alliance, Inc. | walgreensbootsalliance.com